Exhibit 5.1




                                   March 26, 1998


Board of Directors
Family Dollar Stores, Inc.
P. O. Box 1017
Charlotte, North Carolina  28201

Re:  Family Dollar Stores, Inc.'s
     1989 Non-Qualified Stock Option Plan

Gentlemen:

     As General Counsel of Family Dollar Stores, Inc. (the "Company"), I have examined the Company's Registration Statement on Form S-8, together with the Exhibits thereto, which is proposed to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, in order to register an additional 3,000,000 shares of the Company's Common Stock, par value $.10 per share, which may be sold pursuant to the Company's 1989 Non-Qualified Stock Option Plan (the "Plan"). The Stockholders of the Company at the Annual Meeting of Stockholders on January 15, 1998, approved an amendment to the Plan to increase by 3,000,000 the number of shares available for issuance thereunder.

     I am of the opinion that the additional 3,000,000 shares of Common Stock reserved for issuance upon the exercise of options granted or to be granted pursuant to the Plan are duly authorized and, when issued pursuant to the exercise of such options in accordance with the terms of the Plan and for a consideration not less than the par value of the Common Stock, will be validly issued, fully paid and non-assessable.

     I hereby consent to the filing of this opinion as an Exhibit to the above-mentioned Registration Statement.

                         Very truly yours,


                         /s/GEORGE R. MAHONEY, JR.
                         GEORGE R. MAHONEY, JR.
                         General Counsel